Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192400 and 333-217440 on Form S-3 and 333-176373, 333-179988, 333-187089, 333-194332, 333-202645, 333-210017, 333-218088 and 333-216757 on Form S-8 of our reports dated March 12, 2018, relating to the financial statements of Carbonite, Inc. and subsidiaries, and the effectiveness of Carbonite, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Carbonite, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 12, 2018